CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-273892), of our auditor's report dated March 22, 2024, relating to the consolidated financial statements of Lion Copper and Gold Corp. and its subsidiaries as at December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, as included in the Annual Report on Form 10-K of Lion Copper and Gold Corp. for the year ended December 31, 2023, as filed with the United States Securities and Exchange Commission.

Chartered Professional Accountants

Vancouver, Canada

March 29, 2024

MNP LLP
Suite 2200 MNPTower,1021 West Hastings Street, Vancouver B.C..V6E 0C3	1.877.688.8408 T: 604.685.8408 F: 604.685.8594
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